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                                                                      Exhibit 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to incorporation by reference in the Registration Statement of Lamonts Apparel, Inc. on Form S-8 (File No. 33-68720) of our report, which includes an explanatory paragraph concerning the substantial doubt which exists about the Company's ability to continue as a going concern, dated January 26, 1995, on our audits of the consolidated financial statements of Lamonts Apparel, Inc. as of October 29, 1994 and October 30, 1993, and for the 52 weeks ended October 29, 1994, October 30, 1993 and October 31, 1992, which report is included in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.


Seattle, Washington
January 26, 1995